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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                        UNIVERSAL HOSPITAL SERVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON $.01 PAR
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91359L109
       ------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 91359L109                   13G                     Page 2 of 5 Pages
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    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Furman Selz LLC
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY
------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
------------------------------------------------------------------------------
  NUMBER OF    |  5  |   SOLE VOTING POWER                  293,500
   SHARES      |     |
BENEFICIALLY   |     |
  OWNED BY     |  6  |   SHARED VOTING POWER                None
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER             293,500
PERSON WITH    |     |
               |  8  |   SHARED DISPOSITIVE POWER           None
------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          293,500
------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*
------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.3%
------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 91359L109                                           Page 3 of 5 Pages
-------------------------------------------------------------------------------

Item 1 (a)      Name of Issuer:

                         Universal Hospital Services, Inc.

Item 1 (b)      Address of Issuer's Principal Executive Offices:

                         1250 Northland Plaza
                         3800 W. 80th St., Bloomington, MN 55431

Item 2 (a)      Name of Person Filing:

                         Furman Selz LLC

Item 2 (b)      Address of Principal Business Office:

                         230 Park Ave., NY NY 10169

Item 2 (c)      Place of Organization:

                         Delaware

Item 2 (d)      Title of Class of Securities:

                         Common

Item 2 (e)      CUSIP Number:             91359L109

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                                    N/A

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CUSIP No. 91359L109                                           Page 4 of 5 Pages
-------------------------------------------------------------------------------

Item 4 Ownership.

       (a) Amount Beneficially Owned:              293,500

       (b) Percent of Class:                       5.3%

       (c) Number of shares as to which such person has:

           (i)    sole power to vote or direct the vote

                                293,500

           (ii)   shared power to vote or direct the vote

                                None

           (iii)  sole power to dispose or to direct the
                  disposition of

                                293,500

           (iv) shared power to dispose or to direct the disposition of

                                None

Item 5 Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following:
                                N/A                    [ ]

Item 6 Ownership of More than Five Percent on Behalf of
       Another Person.

                                N/A

Item 7 Identification and Classification of the Subsidiary
       Which Acquired the Security Being Reported on By the
       Parent Holding Company.

                                N/A

Item 8 Identification and Classification of Members of the Group.

                                N/A

Item 9 Notice of Dissolution of Group.

                                N/A

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CUSIP No. 91359L109                                           Page 5 of 5 Pages
-------------------------------------------------------------------------------
Item 10 Certification.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  /s/ Steven D. Blecher
      -----------------------                     ----------------------
      Date                                            Vice Chairman